UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2018

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226
(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2018, the Board of Directors of Chanticleer appointed J. Eric Wagoner to serve as director. He began serving on the Audit Committee contemporaneously.

Mr. Wagoner has served as a Managing Director and Head of the High-Yield & Distressed Securities division of Source Capital Group since 1995. Mr. Wagoner has over 35 years of investment securities experience and has developed specialized expertise in high yield and distressed debt instruments. Over the years, he has served on a variety of creditor committees for high profile commercial bankruptcies. He serves as a member of the board of directors of Argus Research Group, a leading independent equity research firm, and is a member of the Board of Visitors at Wake Forest University.

Mr. Wagoner is a graduate of the University of North Carolina with a BA in psychology and received his MBA from the Babcock Graduate School of Management at Wake Forest University. Mr. Wagoner holds NASD Series 7, 24 and 63 licenses.

There are no arrangements or understandings between the newly appointed director and any other persons pursuant to which he was appointed director. There are no family relationships between the newly appointed director and Chanticleer’s other directors or executive officers. There are no current or proposed transactions in which the newly appointed director has a direct or indirect material interest in which Chanticleer is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Chanticleer’s total assets at year-end for the last two completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc.,
a Delaware corporation
(Registrant)

Date: March 20, 2018	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer